Pricing Supplement No. 5       Dated October 20, 1998            Rule 424(b)(3)
CUSIP #:  15405CCA8                                          File No. 333-35235
(To Prospectus dated February 17, 1998)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series D
(Floating Rate)
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING
   SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
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
Principal Amount:        $50,000,000                       Initial Interest Rate       6.67313%
Issue Price:             $50,000,000
                                                           Base Rate:              1-mo. LIBOR + 1.45%
Trade Date:               October 19, 1998                 Federal Funds Rate      Prime Rate
Original Issue Date:      October 22, 1998                 Treasury Rate           Other (see att.)
Maturity Date:            October 25, 1999                 Commercial Paper Rate
Form:     X   Book-Entry
              Certified       Interest Reset Period     Daily          Weekly              X   Monthly
              Both                                      Quarterly      Semi-Annually         Annually
Interest Determination Dates: Two London business days                              Spread (+/-):   + 1.45%
                              before interest payment date                          Spread Multiplier:
Interest Payment Period:      Monthly                                               Alternate Rate Event
Interest Payment Dates:       1st of each month                                     Spread
                              1st interest payment Dec. 1, 1998                     Maximum Interest Rate:

                                                                                    Minimum Interest Rate:

Index Maturity:     Monthly
Redemption:
                The Notes cannot be redeemed prior to maturity
         X      The Notes may be redeemed prior to maturity

                           Redemption                     Redemption
                              Date(s)                        Price(s)
         02/01/99  and  each  payment  date  thereafter  w/30  days  notice  Par
Repayment:
         X The Notes cannot be repaid prior to maturity at the option of the holders thereof The Notes may be repaid prior to maturity at the option of the holders thereof

                           Redemption                     Redemption
                              Date(s)                        Price(s)

Original Issue Discount Note:         Yes          X   No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

         As of the date of the issuance of the Series D Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, Series B, Series C and any Series D Notes), there will be $262 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A Notes, Series B Notes, Series C and the Series D Notes) outstanding.